Moody National REIT II, Inc. S-11/A

Exhibit 99.2

Consent of Independent Valuation Expert

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role in the valuation process with respect to the TownePlace Suites, Hampton Inn Katy Freeway, Homewood Suites Austin South, Residence Inn Austin University and Residence Inn Grapevine properties that we appraised that are owned by Moody National REIT II, Inc. (the “Company”) included in the Company’s Registration Statement on Form S-11 (File No. 333–222610) and the prospectus included therein (the “Prospectus”) and any amendments thereto and (2) the disclosure in the Prospectus that the Company’s investment in hotel properties was based in part on the estimated values of the TownePlace Suites, Hampton Inn Katy Freeway, Homewood Suites Austin South, Residence Inn Austin University and Residence Inn Grapevine properties that we have provided to the Company, as of the date presented.

July 16, 2018

CBRE, Inc. Valuation & Advisory Services
By:	/s/ Karen Muyskens Fuller
Name:	Karen Muyskens Fuller, MAI
Title:	First Vice President